Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-261724) of Scully Royalty Ltd. of our report dated April 30, 2025, with respect to the consolidated financial statements of the Company, which is included in this Annual Report on Form 20-F for the year ended December 31, 2024.

/s/ AOGB CPA Limited

Hong Kong, Hong Kong

April 30, 2025